Exhibit 99

United Bancorp, Inc.

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK	Fax:740/633-1448
We are United to Better Serve You
PRESS RELEASE
United Bancorp, Inc.
201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 AM	January 28, 2009

Subject:	United Bancorp, Inc. Reports Earnings of $0.82 Per Share for the Year Ended December 31, 2008, an increase of 44%
MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported record earnings of $3,759,000 for the year ended December 31, 2008, compared to $2,585,000 for the year ended December 31, 2007, an increase of 45%. On a per share basis, the Company’s 2008 diluted earnings were $0.82, as compared to $0.57 for 2007, an increase of 44%. The results of operations for 2008 include the September 19, 2008 acquisition of the Ohio deposits and certain offices of the failed Ameribank in St. Clairsville, Dillonvale and Tiltonsville.
Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s earnings in 2008 generated an annualized 0.86% return on average assets (“ROA”) and an 11.3% return on average equity (“ROE”), compared to 0.60% ROA and 8.12% ROE for 2007. We are confident the 2008 results of operations will compare very favorably with our peers in the banking industry. The Company’s net interest margin of 4.08% for 2008, compared to 3.31% in 2007, generated an increase of approximately $3,378,000 in net interest income for 2008 as compared to 2007. Service charge income on deposit accounts for 2008 increased $238,000 which reflects the continuing positive impact of the Company’s courtesy overdraft and remote merchant check capture programs. The Company’s enhanced earnings level was accomplished despite an approximate $195,000 period over period increase in the provision for loan losses and an approximate $290,000 period over period increase in the provision for losses on foreclosed real estate.”
James W. Everson, Chairman, President and Chief Executive Officer stated, “In a year of extremes, our Company’s recent reorganization and consolidation of our banking charters, along with our continued long term focus on conservative community bank practices, have provided us a record year of earnings performance and a strong financial outlook. Plus, we expanded our “banking” footprint in our eastern region and have strengthened our liquidity this past quarter through the acquisition of three offices and deposits of a failed institution.”
Everson concluded by stating, “After a thorough investigation of the Troubled Asset Recovery Program (TARP), with its known and yet to be determined requirements, and considering our liquidity and strong capital positions, our Board of Directors and Management Team did not feel it necessary to participate. Looking forward, we see a challenging year both with what is known and unknown today. Our budget process is projecting another good year in financial performance, even with the increased FDIC premiums that have been announced. The unknowns that center on our economy and our government could dramatically change our business environment.”
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $444.0 million and total shareholder’s equity of approximately $33.9 million as of December 31, 2008. Through its single bank charter now with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,
“UBCP”

For the Three Months Ended December 31,	%
2008	2007	Change
Earnings
Total interest income	$6,254,825	$6,856,342	-8.77%
Total interest expense	2,244,183	3,628,162	-38.15%

Net interest income	4,010,642	3,228,180	24.24%
Provision for loan losses	300,912	336,037	-10.45%
Net interest income after provision for loan losses	3,709,730	2,892,143	28.27%
Service charges on deposit accounts	586,260	529,727	10.67%
Net realized losses of sales on securities	—	3,161	-100.00%
Net realized gains on sale of loans	2,617	13,340	-80.38%
Net realized gains on sale of other real estate and repossessions	67,358	—	N/A
Other noninterest income	158,559	296,592	-46.54%
Total noninterest income	814,794	842,820	-3.33%
Total noninterest expense	3,398,411	2,911,018	16.74%
Income tax expense	191,593	113,000	69.55%

Net income	$934,520	$710,945	31.45%
Per share
Earnings per common share — Basic	$0.20	$0.15	33.33%
Earnings per common share — Diluted	0.20	0.15	33.33%
Cash Dividends paid	0.14	0.13	7.69%
Shares Outstanding
Average — Basic	4,608,545	4,574,751	—
Average — Diluted	4,608,545	4,576,392	—

For the Year Ended December 31,	%
2008	2007	Change
Earnings
Total interest income	$25,715,209	$26,603,043	-3.34%
Total interest expense	10,251,384	14,517,591	-29.39%

Net interest income	15,463,825	12,085,452	27.95%
Provision for loan losses	1,188,270	993,505	19.60%
Net interest income after provision for loan losses	14,275,555	11,091,947	28.70%
Service charges on deposit accounts	2,103,993	1,865,892	12.76%
Net realized gains (losses) of sales on securities	(14,177)	4,550	-411.58%
Net realized gains on sale of loans	84,901	22,421	278.67%
Net realized gains on sale of other real estate and repossessions	79,166	—	N/A
Other noninterest income	812,986	1,186,704	-31.49%
Total noninterest income	3,066,869	3,079,567	-0.41%
Total noninterest expense	12,627,590	11,252,758	12.22%
Income tax expense	955,700	333,926	186.20%

Net income	$3,759,134	$2,584,830	45.43%
Per share
Earnings per common share — Basic	$0.82	$0.57	43.86%
Earnings per common share — Diluted	0.82	0.57	43.86%
Cash Dividends paid	0.54	0.52	3.85%
Book value (end of period)	7.35	7.41	-0.81%
Shares Outstanding
Average — Basic	4,600,998	4,562,517	—
Average — Diluted	4,600,998	4,564,415	—
At year end
Total assets	$443,963,172	$451,369,729	-1.64%
Total assets (average)	434,717,000	430,438,000	0.99%
Other real estate and repossessions	627,491	524,746	19.58%
Gross loans	238,999,040	234,644,007	1.86%
Allowance for loan losses	2,770,360	2,447,254	13.20%
Net loans	236,228,680	232,196,753	1.74%
Net loans charged off	865,000	892,000	-3.03%
Non-performing loans	6,971,000	4,406,000	58.22%
Average loans	235,670,000	228,673,000	3.06%
Securities and other restricted stock	149,912,873	186,089,757	-19.44%
Shareholders’ equity	33,904,759	33,886,779	0.05%
Shareholders’ equity (average)	33,184,000	31,841,000	4.22%
Stock data
Market value — last close (end of period)	$10.00	$10.48	-4.58%
Dividend payout ratio	65.85%	91.23%	-27.81%
Price earnings ratio	12.50	x	18.39	x	-32.03%
Key performance ratios
Return on average assets (ROA)	0.86%	0.60%	0.26%
Return on average equity (ROE)	11.33%	8.12%	3.21%
Net interest margin (FTE)	4.08%	3.31%	0.77%
Interest expense to average assets	2.36%	3.37%	-1.01%
Total allowance for loan losses to nonperforming loans	39.74%	55.54%	-15.80%
Total allowance for loan losses to total loans	1.16%	1.04%	0.12%
Nonperforming loans to total loans	2.92%	1.88%	1.04%
Nonperforming assets to total assets	1.71%	1.09%	0.62%
Net charge-offs to average loans	0.37%	0.39%	-0.02%
Equity to assets at period end	7.64%	7.51%	0.13%